El Pollo Loco Holdings, Inc. 8-K

Exhibit 10.1

EMPLOYMENT AGREEMENT

Elizabeth Williams

This EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of February 8, 2024, and is entered into by and between El Pollo Loco, Inc. (the “Company”) and Elizabeth Williams (the “Executive”).

WHEREAS, the Company desires to employ Executive as its Chief Executive Officer and President, and desires to appoint Executive as a director on the Company’s Board of Directors; and

WHEREAS, Executive is willing to accept such continued employment on the terms hereinafter set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.	Term of Employment; Executive Representation.

(a)	Employment Term. Subject to the terms and conditions set forth in this Agreement, the term of Executive’s employment under this Agreement shall commence on March , 2024 (the “Effective Date”) and end on the 12th month anniversary of the Effective Date (the “Initial Employment Term”) and on such date and on each subsequent anniversary of such date, the term shall, without further action by Executive or Company, be extended by an additional one-year period (each such one year term, the “Renewal Employment Term”) subject to earlier termination as provided in this Agreement; provided, however, that either Company or Executive may, by written notice to the other given not less than 60 days prior to the scheduled expiration of the Initial Employment Term or Renewal Employment Term (a “Non- Renewal Notice”), as applicable, cause the term not to extend (the period during which Executive is employed under the terms of this Agreement, including the Initial Employment Term and all Renewal Employment Terms, is referred to herein as the “Employment Term”). The Employment Term shall also terminate earlier upon termination of Executive’s employment as set forth in Section 6.

(b)	Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or, to the knowledge of Executive, any policy to which Executive is a party or otherwise bound.

2.	Position.
(a)	From the Effective Date until termination of this Agreement, Executive shall serve as the Company’s Chief Executive Officer and shall principally perform Executive’s duties to the Company and its affiliates from the Company’s offices in the Orange County, California metropolitan area, subject to normal and customary travel requirements in the conduct of the Company’s business. Executive shall have such authorities, duties and responsibilities as the Board of Directors of the

Company (the “Board”) may from time to time assign to Executive and reasonably consistent with those customarily performed by a Chief Executive Officer of a company having a similar size and nature of the Company. The Executive shall report directly to the Board.

(b)	During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation (including in an advisory capacity, consulting capacity, or otherwise) for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Board. Notwithstanding the foregoing, during the Employment Term, Employee shall be entitled to participate in civic, charitable and religious activities and may serve as a member of boards of directors or advisory boards of for-profit or non-profit entities, but only in the event that: (i) such activities do not, individually or in the aggregate, materially interfere with Employee’s performance of services to Company or otherwise result in a violation of this Agreement, (ii) in the case of for-profit entities, the Board of Directors must pre-approve in its sole, reasonable discretion after Employee provides with notice of the same; and (iii) such activities do not directly compete with the actual or reasonably anticipated business of Company.

3.	Compensation.

(a)	During Executive’s Employment Term, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $725,000 (less applicable withholding taxes), payable in regular installments in accordance with the Company’s usual payment practices. Executive shall be entitled to such increases in Executive’s Base Salary, if any, as may be determined from time to time in the sole discretion of the Board.

(b)	With respect to each full calendar year during the Employment Term, Executive shall be eligible to earn an annual bonus award based on the achievement of specified performance goals, which shall be determined by the Board in its sole discretion within ninety (90) days following the commencement of each calendar year (the “Incentive Plan Bonus”), with a targeted bonus equal to one hundred percent (100%) of Executive’s then current Base Salary (the “Incentive Plan Target Bonus”). The Incentive Plan Bonus, if any, will be paid between January 1 and March 15 of the year following the year to which it relates. For purposes of the 2024 annual bonus, the bonus will not be pro-rated from the Effective Date through close of fiscal year 2024 (December 25, 2024).

(c)	At the discretion of the Board, during the Employment Term, Executive will be eligible to receive an annual discretionary equity grant, with the amount and terms thereof determined by the Board. Executive will be eligible for an annual grant with target equity value of at $1,800,000 (the “Annual Equity Incentive”) based on Compensation Committee and Board approval and subject to the terms and conditions of the Company’s Equity Incentive Plan and corresponding form stock agreement. To the extent that any Annual Equity Incentive is subject to vesting conditions, then in addition to whatever other acceleration terms may be contained therein, such vesting shall accelerate in full upon a Double Trigger Acceleration following a Change in Control of the Company in accordance with the definition and terms in Section 3(e) of this Agreement.

(d)	In further consideration of Executive’s services as Chief Executive Officer, as soon as practicable during the first open window following the Effective Date, Executive will receive a one-time signing equity grant with a grant date value of $1,200,000 (“Signing Grant”), subject to the terms and conditions of the Company’s equity plan. The Signing Grant consists of Company time vested restricted stock awards (“RSAs”) with a grant date value of $400,000 on the grant date, time-vested stock options (“Options”) with a grant date value of $400,000, and performance stock units (“PSUs”) with a target grant date value of $400,000. The number of shares will be determined by reference to the average stock price during the 60 day period ending on the grant date, and the Option exercise price will be the closing stock price on the day before the grant date. The time-vested portion of the Signing Grant will vest over four years from the Effective Date (vesting 25% each year) subject to Executive’s continued employment with the Company on such vesting date. The PSUs will vest according to the plan established by the Compensation Committee and will be subject to the performance terms and conditions established by the Compensation Committee after consultation with Executive, which performance terms and conditions shall be established within ninety (90) days of the Effective Date. In addition, 100% of the Signing Grant shares will vest if (i) Executive’s employment is terminated at any time prior to the vesting date as a result of a termination by the Company without Cause, (ii) a termination by Executive for Good Reason, or (iii) the Company’s decision not to renew the term of Executive’s Employment Agreement; provided that the vesting acceleration of PSUs will be subject to future mutual agreement in connection with the development by the Company of performance terms and conditions thereof or (iv) a Double Trigger Acceleration following a Change in Control of the Company in accordance with the definition and terms in Section 3 (e) of this Agreement. Any accelerated vesting in connection with such a qualifying termination of employment under subsections (i), (ii), (iii) or (iv) of this Section 3(d) will be subject to Executive complying with the Release requirements in Section 7 of the Employment Agreement. The Signing Grant will be subject to the terms and conditions of the Company’s Equity Incentive Plan and corresponding form stock agreement.

(e)	Upon occurrence of a Change of Control:

(i)	Any portion of the Signing Grant or Annual Equity Incentive that is subject solely to time-based vesting will not accelerate and will continue to vest in accordance with the terms applicable to such awards prior to the Change of Control (including Section 3(c) and (d) above); provided, however, that any such portion of unvested Signing Grant and Annual Equity Incentive shall be subject to Double Trigger Acceleration (as defined below).

(ii)	“Change in Control” means (i) the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing more than 50% of the combined voting power of the Company is acquired by any “person” as defined in sections 13(d) and 14(d) of the Exchange Act (other than the Company, any subsidiary of the Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company), (ii) the merger or consolidation of the Company with or into another entity where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the entity issuing cash or securities in the consolidation or merger (or of its ultimate parent, if any) in substantially the same proportion as their ownership of the Company immediately prior to such merger or consolidation, (iii) the sale or other disposition of all or substantially all of the Company’s assets to an entity, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by shareholders of the Company, immediately prior to the sale or disposition, in substantially the same proportion as their ownership of the Company immediately prior to such sale or disposition, or (iv) any transaction or event in which the Common Shares of the Company (or replacement equity interest in any surviving entity, acquirer successor, or transferee, as applicable (or the parent entity thereof) are no longer listed on a national securities exchange.

(iii)	"Double Trigger Acceleration" means that if a Change in Control occurs and Executive is subsequently terminated without Cause (as defined below), or if Executive resigns for Good Reason (as defined below), in each case within 4 months before or 12 months after such Change in Control, any outstanding equity awards (including without limitation Options, RSAs or PSUs) that have been approved for Executive shall be considered vested upon Executive’s termination, provided that Executive signs without revoking a General Release (as defined below).

(f)	In further consideration of Executive’s services as Chief Executive Officer, Executive will be eligible to receive a one-time cash signing bonus of $200,000 (“Signing Bonus”), (less applicable withholding taxes) to be paid 120 days following the Effective Date, provided she does not receive any bonus from her prior employer. If Executive is terminated by the Company for Cause or if Executive resigns from the Company without Good Reason within 12 months of the Effective Date, Executive will be obligated to repay the Company the Signing Bonus within 120 days following the end of Executive’s employment.

(g)	Company shall reimburse up to $10,000 for any reasonable, documented attorneys’ fees incurred by Executive in connection with this Agreement.

4.	Employee Benefits. During the Employment Term, Executive shall be provided, in accordance with the terms of the Company’s employee benefit plans as in effect from time to time, health insurance, retirement benefits and fringe benefits (collectively “Employee Benefits”) on the same basis as those benefits are generally made available to other senior executives of the Company. Executive shall be provided with annual vacation of five (5)

weeks per each twelve (12) month period and additional weeks on a basis consistent with Company policy. During the Employment Term, the Company shall provide Executive with an automobile allowance substantially similar to the allowance provided by the Company to other similarly situated senior executives of the Company.

5.	Business Expenses. During the Employment Term, reasonable, documented business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

6.	Termination. The Employment Term and Executive’s employment hereunder may be terminated early by either party at any time and for any reason; provided that, unless the Company determines a shorter notice period in its sole discretion, Executive will be required to give the Company at least thirty (30) days advance written notice of any resignation of Executive’s employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 6 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates prior to expiration of the Employment Term.

(a)	By the Company For Cause or By Executive’s Resignation without Good Reason.

(i)	The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) or by Executive’s resignation without Good Reason (as defined below).
(ii)	For purposes of this Agreement, “Cause” shall mean (a) action by the Executive that constitutes acts of (1) fraud; (2) embezzlement; (3) willful insubordination; (4) willful misconduct; or (5) material dishonesty and which causes material harm to the Company; (b) failure of the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from incapacity due to Disability), after a written demand for substantial performance is delivered to the Executive that specifically identifies such failure and provides Executive sixty (60) days to cure such failure; provided, that poor financial performance by the Company, in of itself, shall not be considered evidence of the Executive’s failure to perform her duties with the Company, so long as the Executive is exerting her reasonable best efforts in good faith; (c) Executive’s commission of, indictment for, or entering of a plea of guilty or no contest to, a felony crime; (d) Executive’s substance abuse or alcohol abuse which renders the Executive unfit to perform Executive’s duties; or any breach of the covenants set forth in Section 7 of this Agreement by Executive; (e) any violation of the Company’s Policy Against Discrimination, Harassment and Retaliation; or (f) any violation of the Company’s Insider Trading Policy

The termination of employment of the Executive shall not be effective as for Cause unless and until there has been written notice to Executive of such “for Cause” event, and the Executive is given an opportunity to be heard before the Board within 5 days of delivery of such notice.

If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

(A)	the Base Salary through the date of termination;

(B)	except in the case of termination for Cause, the Incentive Plan Bonus earned but unpaid as of the date of termination for any previously completed calendar year;

(C)	reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; and

(D)	such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company;

(E)	Executive’s earned but unpaid vacation pay through the effective date of the termination of Executive’s employment;
(F)	any additional amounts or benefits due under any applicable plan, program, agreement or arrangement of the Company or its affiliates or pursuant to applicable law (the amounts described in clauses (A) through (E) hereof being referred to as the “Accrued Rights”). The Accrued Rights under this Section 6 shall in all events be paid in accordance with the Company’s normal payroll procedures, expense reimbursement procedures or plan terms, as applicable.

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 6(a), Executive shall have no further rights to any contract damages, other compensation or any other benefits under this Agreement.

(b)	Disability or Death.

(i)	The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death or if Executive (A) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (B) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan, or disability plan, covering employees of the Company or an affiliate of the Company (such incapacity is hereinafter referred to as “Disability”).

Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

(ii)	Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A)	the Accrued Rights; and

(B)	the Incentive Plan Bonus, if any, that the Executive would have been entitled to receive pursuant to Section 3(b) hereof in respect of the year in which such termination occurs based upon the actual achievement of the performance goals, multiplied by a fraction the numerator of which is the number of days Executive is employed by the Company in such year and the denominator of which is the total number of days in such year, payable when such Annual Bonus would have otherwise been payable in accordance with Section 3(b) had the Executive’s employment not terminated (the “Pro-Rata Bonus”).

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 6(b), Executive or Executive’s estate (as the case may be) shall have no further rights to any contract damages, other compensation or any other benefits under this Agreement.

(c)	By the Company Without Cause, By Executive’s Resignation with Good Reason or upon a Non-Renewal by the Company.

(i)	The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive with Good Reason.

(ii)	For purposes of this Agreement, “Good Reason” shall mean:

(A)	Executive’s relocation, without Executive’s consent and other than for a temporary work assignment, by the Company outside Orange County, California;

(B)	a material diminution of Executive’s authority, duties, title or responsibilities as set forth in Sections 2(a) and 2(b) hereof;

(C)	if Executive is not the most senior executive officer of, reporting to the board of directors of, the most senior parent company resulting from and immediately following any Change in Control;

(D)	if a Change of Control causes Executive to have materially less independent discretion to run the day-to-day business of the Company than prior to the Change of Control and as customarily provided to a Chief Executive Officer such that she is unable to exercise the duties attached to her position with the Company prior to the Change in Control;

(E)	a reduction of Executive’s Base Salary (as increased from time to time) as set forth in Section 3(a) hereof;

(F)	the material failure of the Company to provide or cause to be provided to Executive any of the Employee Benefits described in Section 4 hereof; or

(G)	a requirement that Executive report to anyone other than the Board; provided that the event set forth in clause (B) or (D) of this Section 6(c)(ii) shall not constitute Good Reason unless Executive shall have notified the Company in writing describing the event which constitutes Good Reason within thirty (30) days of the initial occurrence of such event and then only if the Company shall have failed to cure such event within sixty (60) days after the Company’s receipt of such written notice.

(iii)	If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability), by Executive with Good Reason or if the Employment Term expires as a result of the Company delivering to the Executive the Non-Renewal Notice (such event, a “Non- Renewal Termination”), Executive shall be entitled to receive:
(A)	the Accrued Rights;

(B)	subject to Executive’s execution of a general release of claims in substantially the form attached hereto as Exhibit A (with any such changes so that the release is enforceable to the fullest extent permissible under then applicable law, the “Release”), the expiration of the applicable revocation period with respect to such Release within sixty (60) days following the date of Termination, and Executive’s continued compliance with the provisions of Section 7 and 8, the Pro-Rata Bonus;

(C)	subject to Executive’s execution of a Release, the expiration of the applicable revocation period with respect to such Release within sixty (60) days following the date of termination, and Executive’s continued compliance with the provisions of Section 7 and 8, (a continued payment of the Base Salary in accordance with the Company’s normal payroll practices for a period of twelve (12) months following the date of such termination, which shall commence on the sixtieth (60th) day following such termination (with the first payment equal to the cumulative amount that would have been paid in such initial sixty (60) day period) (the “Severance”) and (b) if Executive elects continuation of her medical, dental and vision coverage under Section 4980B(f) of the Internal Revenue Code of 1986, as amended (relating to coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985

(“COBRA”)), reimbursement for the cost of her continued medical, dental and vision coverage in which she was participating immediately prior to the termination of her employment (“Medical Benefits”). Executive’s right to receive reimbursement for the Medical Benefits shall continue until the earlier of: (i) the end of the period that the Executive is eligible to receive the Severance or (ii) the date on which the Executive becomes eligible for medical, dental and /or vision coverage from a subsequent employer; and

(D)	the Signing Equity Grant shall fully vest to the extent it remains unvested in accordance with Section 3(d).

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability), by Executive’s resignation with Good Reason or following a Non-Renewal Termination, except as set forth in this Section 6(c), Executive shall have no further rights to any contract damages, other compensation or any other benefits under this Agreement or under any other plans, programs or arrangements of the Company or its affiliates.

(d)	Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11(g) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

7.	Non-Interference/Non-Solicitation. Executive acknowledges and recognizes that in the course of performing services for the Company, Executive will have access to certain confidential and proprietary information of the Company and its affiliates that is extremely valuable to the Company and its affiliates and is not known to the general public. Accordingly, Executive agrees as follows:

(a)	Executive agrees that during the term of employment and until the first anniversary of the date of termination of Executive’s employment with the Company or any subsidiary of the Company, as the case may be (the “Restricted Period”), the Executive will not directly or indirectly, use any Company Confidential Information (as defined in Section 8) to interfere with business relationships (whether formed before or after the date of this Agreement) between the Company or any of its affiliates and customers, suppliers, partners, members or investors of the Company or its affiliates.

(b)	Executive further agrees that during the Restricted Period, Executive will not, directly or indirectly, (i) solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates, or (ii) solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates; provided, however, that general advertising not directed specifically at employees of the Company or any affiliate shall not be deemed to violate this Section 7(b).

(c)	It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 7 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that any restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

This section shall be deemed unenforceable and inapplicable to the extent it violates or is otherwise unenforceable under applicable federal or state law.

8.	Confidentiality and Cooperation. Executive will not at any time (whether during or after Executive’s employment with the Company) disclose or use for Executive’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company (“Company Confidential Information”); provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive’s breach of this covenant; provided further that the foregoing shall not apply when Executive is required to divulge, disclose or make accessible such information by a court of competent jurisdiction or an individual duly appointed thereby, by any administrative body or legislative body (including a committee thereof) having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. Executive agrees that upon termination of Executive’s employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates and/or containing any Company Confidential Information, except that he may retain personal notes, notebooks and diaries that do not contain Company Confidential Information of the type described in the preceding sentence. Executive further agrees that he will not retain or use for Executive’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates. Except to the extent that it could reasonably be expected to materially and unreasonably interfere with the Executive’s professional and personal responsibilities and commitments, upon reasonable notice from the Company to the Executive, Executive agrees to cooperate, both during and after the Employment Term, at the Company’s sole cost and expense (including reasonable, necessary and documented legal fees to the extent not otherwise paid by insurance), with respect to matters of which Executive has knowledge.

9.	Defend Trade Secrets Act.

(a)	Notwithstanding anything set forth in this Agreement to the contrary, Executive shall not be prohibited from reporting possible violations of federal or state law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, nor is Executive required to notify the Company regarding any such reporting, disclosure or cooperation with the government.

(b)	Pursuant to Section 1833(b) of the Defend Trade Secrets Act of 2016, Executive acknowledges that he shall not have criminal or civil liability under any federal or State trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement is intended to conflict with Section l833(b) of the Defend Trade Secrets Act of 2016 or create liability for disclosures of trade secrets that are expressly allowed by such section.

10.	Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 7 or Section 8 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

11.	Limitation on Benefits.
(a)	Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, Executive under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Executive received all of the Benefits (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”). In order to effectuate the Limited Benefit Amount, the Company shall reduce or eliminate the Benefits by first reducing or eliminating amounts which are payable from any cash severance, then from any payment in respect of any equity award that is not covered by Treas. Reg. Section 1.280G-1 Q/A 24(b) or (c), then from any payment in respect of an equity award that is covered by Treas. Reg. Section 1.280G-1 Q/A 24(c), in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined).

(b)	A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by the Company’s independent public accountants or another certified public accounting firm or executive compensation consulting firm of national reputation designated by the Company (the “Firm”) at the Company’s expense. The Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and Executive within ten

(10) business days of the date of termination of the Executive’s employment, if applicable, or such other time as reasonably requested by the Company or Executive.

12.	Release. By signing this agreement and for the consideration set forth herein, Executive waives and releases the Company and its owners, shareholders, directors, officers, employees, and agents from all claims, known or unknown, arising up to the execution of this Agreement, relating to or arising out of Executive’s employment with the Company, including but not limited to any claims of breach of express or implied contract, fraud, misrepresentation, defamation, liability in tort, claims regarding the payment of wages, employee benefits, claims under any anti-discrimination statute, or any other claim arising out of or relating to Executive’s employment with the Company.

To effect a full and complete release as described above, Executive expressly waives and relinquishes all rights and benefits afforded by California Civil Code § 1542, or any similar provision of any other state or federal law or common law, and does so understanding and acknowledging the significance of such a specific waiver of Section 1542. Executive understands that Executive 's waiver under Section 1542 extends to the Company and other released parties. Section 1542 of the Civil Code states: A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party. So that this Agreement provides a full and complete waiver and release, Executive assumes the risk that Executive may later discover facts different from those Executive now knows or believe to be true.

13.	Miscellaneous.

(a)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof.

(b)	Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c)	No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d)	Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e)	Assignment. This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company. Such assignment shall become effective when the Company notifies the Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company, provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement.

(f)	Successors Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

(g)	Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

El Pollo Loco, Inc.

3535 Harbor Boulevard, Suite 100 Costa Mesa, CA 92626

Attn: Board of Directors Attn: Chief Legal Officer

If to Executive: To the most recent address of Executive set forth in the personnel records of the Company.

(h)	Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(i)	Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until the Executive has incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following an Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s separation from service (or, if earlier, the Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.

(j)	Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

By:
Name:	Elizabeth Williams

EL POLLO LOCO, INC.

By:
Name:
Title:

Exhibit A

Form of Release

1.	Release by the Executive. Elizabeth Williams (the “Executive”), on his or her own behalf and on behalf of his or her descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue El Pollo Loco, Inc. (the “Company”), its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with the Executive’s employment or any other relationship with or interest in the Company or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, equity-based compensation, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this General Release Agreement (this “Agreement”) set forth below, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal, state or local law, regulation or ordinance (collectively, the “Claims”); provided, however, that the foregoing release does not apply to any obligation of the Company to the Executive pursuant to any of the following: (1) Section 6 of the Employment Agreement dated as of January [●], 2024 by and between the Company and the Executive (the “Employment Agreement”); (2) any equity-based awards previously granted by the Company to the Executive, to the extent that such awards continue after the termination of the Executive’s employment with the Company in accordance with the applicable terms of such awards; (3) any right to indemnification that the Executive may have pursuant to the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that the Executive may in the future incur with respect to his or her service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (4) with respect to any rights that the Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (5) any rights to continued medical and dental coverage that the Executive may have under COBRA; (6) any rights to payment of benefits that the Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended; or (7) any rights to accrued benefits under the Company’s employee benefits plans. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. The Executive acknowledges and agrees that he or she has received any and all leave and other benefits that he or she has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

2.	Acknowledgement of Payment of Wages. Except for accrued vacation (which the parties agree totals approximately [ ] days of pay) and salary for the current pay period, the Executive acknowledges that he or she has received all amounts owed for his or her regular and usual salary, and usual benefits through the date of this Agreement.

3.	Waiver of Civil Code Section 1542. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Accordingly, the Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code and any similar provision of any other applicable state law as to the Claims. Section 1542 of the California Civil Code provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

The Executive acknowledges that he or she later may discover claims, demands, causes of action or facts in addition to or different from those which the Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, the Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.

4.	ADEA Waiver. The Executive expressly acknowledges and agrees that by entering into this Agreement, he or she is waiving any and all rights or claims that he or she may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date of execution of this Agreement. The Executive further expressly acknowledges and agrees that:

(a)                       He or she is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(b)                       He or she was given a copy of this Agreement on [ ] and informed that he or she had twenty-one (21) days within which to consider this Agreement and that if he or she wished to execute this Agreement prior to expiration of such 21-day period, he or she should execute the Acknowledgement and Waiver attached hereto as Exhibit A-1;

(c)                       Nothing in this Agreement prevents or precludes the Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and

(d)                       He or she was informed that he or she has seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if the Executive elects revocation during that time. Any revocation must be in writing, addressed to the Company’s Chief Executive Officer and delivered in accordance with the notice provisions of the Employment Agreement, and must be received by the Company during the seven-day revocation period. In the event that the Executive exercises his or her right of revocation, neither the Company nor the Executive will have any obligations under this Agreement.

5.	No Transferred Claims. The Executive represents and warrants to the Company that he or she has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.

6.	Miscellaneous. The following provisions shall apply for purposes of this Agreement:

(a)                       Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

(b)                       Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

(c)                       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice of law or conflicting provision or rule (whether of the State of California or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of California to be applied. In furtherance of the foregoing, the internal law of the State of California will control the interpretation and construction of this agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(d)                       Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(e)                      Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

(f)                       Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(g)               Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this ________ day of ________ 20___, at ______________________ County, __________.

“EXECUTIVE”

Elizabeth Williams

EXECUTED this ________ day of ________ 20___, at ______________________ County, __________.

“COMPANY”

EL POLLO LOCO, INC.

By:
[Name]
[Title]

Exhibit A-1

ACKNOWLEDGMENT AND WAIVER

I, Elizabeth Williams, hereby acknowledge that I was given 21 days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this ________ day of ________ 20___, at ______________________ County, __________.

Elizabeth Williams